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                                                                  EXHIBIT 99.22




                               THIRD AMENDMENT TO
                    1988 AMENDED AND RESTATED LOAN AGREEMENT



                 THIRD AMENDMENT, dated as of August 28, 1997 (the "Third Amendment") to the 1988 Amended and Restated Loan Agreement dated as of October 4, 1988, as amended by a First Amendment thereto dated as of February 1, 1990 and a Second Amendment thereto dated as of September 1, 1993 (as so amended, the "Loan Agreement"), between RENAISSANCE ENERGY COMPANY, a Delaware corporation (the "Fuel Company"), and THE DETROIT EDISON COMPANY, a Michigan corporation (the "Utility").

                              W I T N E S S E T H:


                 WHEREAS, the Fuel Company is a party to (a) a 364 Day Credit Agreement among the Fuel Company, the Utility, Barclays Bank PLC, New York Branch, as agent (the "Agent") and the banks signatory thereto (the "Banks") as amended by a First, Second, Third, Fourth and Fifth Amendment thereto (as so amended, the "364 Day Credit Agreement"); and (b) a Multi-Year Credit Agreement among the Fuel Company, the Utility, the Agent and the Banks, as amended by a First, Second, Third, Fourth and Fifth Amendment thereto (as so amended, the "Multi-Year Credit Agreement"; the 364 Day Credit Agreement and the Multi-Year Credit Agreement, collectively, the Credit Agreement");

                 WHEREAS, the Utility has requested the Fuel Company to extend the term of the Loan Agreement for an additional five years and the Fuel Company has consented thereto.

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Fuel Company and the Utility agree as follows:

                 Section 1. Defined Terms. (a) All capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Loan Agreement.

                 Section 2.  Term.

                          (a)  Notwithstanding any other provision of the Loan
Agreement or any Utility Note issued thereunder, the Loan Agreement shall terminate on August 27, 2003 (an "Outside Expiration Date") and all Utility Notes outstanding on such date shall immediately become due and payable.
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                       (b)  Not less than one year before the then current
Outside Expiration Date, the Utility shall have the right to request in writing that the term of the Loan Agreement be extended beyond the then current Outside Expiration Date. The Fuel Company shall respond in writing to any such request for an extension within sixty days of the date of such request. If the Fuel Company grants the request, the Outside Expiration Date then in effect shall be the date which is the fifth anniversary of the date of such grant.

                       (c) Notwithstanding any other provision of the Loan Agreement, loan proceeds shall be used by the Utility for current expenses.

                 Section 3.  Miscellaneous.

                       (a) Each Utility and Fuel Company hereby represents and warrants as to itself that this Third Amendment has been duly authorized by all necessary corporate action on its part and this Third Amendment has been duly and validly executed and delivered by it and constitutes its respective legal, valid and binding obligation, enforceable in accordance with the terms of this Second Amendment.

                       (b) Except as amended hereby, the terms of the Loan Agreement shall continue in full force and effect and is hereby ratified and confirmed in all respects, as so amended.

                       (c) This Third Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

                       (d) This Third Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.




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                 IN WITNESS WHEREOF, the Utility and the Fuel Company have
caused this Third Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

                                                  RENAISSANCE ENERGY COMPANY


                                                  By:___________________________
                                                       Title: Vice President

                                                  THE DETROIT EDISON COMPANY


                                                  By:___________________________
                                                       Title:








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